Exhibit 4.2

Description of Registrant’s Securities Registered

Pursuant to Section 12 of the Exchange Act of 1934

The following description of the common stock of Hanger, Inc. (the “Company,” “we,” “us” or “our”) summarizes general terms and provisions that apply to our common stock. Because this is only a summary it does not contain all of the information that may be important to the stockholders of the Company. The summary is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), which are filed as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2019.

General

We are authorized to issue up to 60 million shares of common stock, par value $0.01 per share. As of February 29, 2020, there were 37,429,065 shares of common stock outstanding. Subject to the limitations described below and the prior rights of any outstanding preferred stock, our common stock is entitled to dividends when and as declared by our board of directors out of funds legally available therefor. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. If a quorum is present at any meeting, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of our stockholders on any matter other than the election of directors. When a quorum is present at any meeting, any election by our stockholders of persons to the board of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. There is no provision for cumulative voting or preemptive rights. The holders of common stock are entitled to share pro rata in the distribution of our assets available for such purpose in the event of liquidation. The dividend and liquidation rights of the common stock are subject to the prior rights of the holders of any outstanding series of our preferred stock, par value $0.01 per share, of which 10,000,000 shares are authorized. The outstanding shares of common stock are fully paid and nonassessable.

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”) regarding business combinations with interested stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “HNGR.” The transfer agent and registrar for our common stock is Computershare.

Dividends

The holders of our common stock shall be entitled to receive dividends or other distributions in cash, stock or property of our Company as are declared from time to time on the shares of the common stock at the discretion of the board of directors. No dividends or distributions may be declared or paid or made on, or acquisitions made of, any common stock unless dividends on all outstanding preferred stock for all past quarterly dividend periods have been declared and paid in full.

The Company has not paid dividends on its common stock, and the board of directors has indicated its intention to continue this practice for the foreseeable future.

Indemnification of Officers and Directors

In the Certificate of Incorporation, we have adopted the provisions of Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

The By-Laws also include provisions relating to indemnification.  Under these provisions, we will indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is, or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent of, or in a similar capacity with, another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each, an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Except in certain circumstances specified in the By-Laws, we will not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by our board of directors.

We will also indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that an Indemnitee is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent of, or in a similar capacity with, another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification will be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Company, unless, and only to the extent, that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of State of Delaware or such other court deems proper.

To the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit, investigation or proceeding referred to above, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit, investigation or proceeding, the Indemnitee will be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.

The By-Laws also specify procedures to be followed in connection with any claim for indemnification and provide for the advancement of certain expenses in specified circumstances.